Exhibit 10-A

PURPOSE

It is the philosophy of Donaldson Company to provide a total compensation package that attracts, retains and motivates key employees. The FY__ Annual Incentive Plan (“Plan”) emphasizes pay-for-performance by linking eligible employees’ compensation to key financial performance and provides participants the opportunity to share in Donaldson’s financial success.

PLAN YEAR

The Plan Year coincides with Donaldson’s fiscal year of August 1st through July 31st.

PLAN ELIGIBILITY

•Regular full-time and part-time employees in specific job grades/levels are eligible. Temporary staff is generally excluded unless specified differently within the operational procedure for a country. Contractors and other types of contingent/casual workers are excluded.
•Eligibility is determined based on grade and position.
•New hires, rehires, job changes occurring prior to May 1st.

TARGET INCENTIVE OPPORTUNITY

Target incentive opportunity varies by job grade and position and is expressed as a percentage of the participant’s annual base salary or compensation basis per local country definition effective as of July 31st or the last working day in an eligible position.

•Threshold is the level of performance at which the incentive starts to be earned.
•Target opportunity is the point in which 100% incentive is earned.
•Maximum is the level of performance at which no additional incentive is earned.

PERFORMANCE MEASUREMENT GOALS

“Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: earnings per share; return on investment; revenues, including net sales growth; earnings, including net operating profit after taxes; return on equity; profit margins; cost reductions; inventory levels; delivery performance; safety performance; quality performance; core operating earnings; total stockholder return; cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; economic value added; stockholder value added; market share; price to earnings ratio; expense ratios; workforce goals; total expenditures; completion of key projects and any other financial, operational or strategic measure.

Participants should refer to their applicable fiscal year’s individual goal sheet for the target incentive opportunity for their position. Goal sheets specify the performance objectives and target incentive opportunities based on Performance Goal(s) for the Plan Year, specify in terms of a formula or standard the method for calculating the amount payable to a participant if the Performance Goal(s) are achieved, and determine the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such award has been earned, including the degree to which applicable Performance Goal(s) have been achieved.

Each such Performance Goal may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels or (ii) upon organizational performance relative to the comparable performance of other companies. The Performance Goal may also exclude charges related to an event or occurrence, including (X) restructurings, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) an event either not directly related to the operations of Donaldson or not within the reasonable control of Donaldson’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, as set forth on your individual goal sheet.

Goals are financial and are weighted based on importance and relevance. Appropriate goals and goal weightings for each participant will vary based on the organizational goals and position responsibilities.

INCENTIVE PAYOUT ELIGIBILITY

In order to be eligible for an incentive payout, a participant must:
•Be actively employed by Donaldson on the last working day of the fiscal year

AND

•Perform at an acceptable level as solely determined by Donaldson management (e.g., participants with a Missed performance rating may not be eligible for a payout)

Payout practices will comply with country specific legislation.

EMPLOYEE STATUS CHANGES

If a participant has one of the following employment status changes during the Plan Year, the incentive payout will be prorated based on the number of days in an incentive eligible position during the Plan Year:

•New Hire or Rehire on or before May 1 of the Plan Year
•Job or position change on or before May 1 of the Plan Year from non-incentive eligible position to an incentive eligible position or vice versa
•Retirement (age 55 with five years of service or per local country definition)
•Leave of absence (paid or unpaid) will be administered per country requirement
•Death

If a participant terminates employment prior to the last working day of the Plan Year for any reason other than retirement, death, long-term disability or select involuntary situations, no incentive will be paid.

If a participant terminates on or after the last working day of the Plan Year, the Plan Year incentive will be earned, and payout will be based on the participant’s goal achievement.

INCENTIVE RESULTS

Except in select involuntary situations, incentive payouts will be calculated based on the Plan Year-end financial results. Any proration calculations due to employee status changes will also be applied.

INCENTIVE PAYOUT TIMING

Incentive payouts will be paid according to the regional administrative timeline. In the U.S., incentive payouts will be paid no later than October 15th following the end of the Plan Year. Payouts are subject to all applicable taxes and will be paid net of any required withholdings.

Incentive payout timing may be delayed if the applicable fiscal year individual goal sheet(s) is not signed or electronically acknowledged by the participants. In such situations, Donaldson reserves the right to postpone or cancel payment as necessary.

PLAN MODIFICATIONS

Donaldson reserves the right to modify, amend or cancel the Plan at any time in response to changing business conditions or unforeseen circumstances. Donaldson also retains the right to make adjustments for any unusual item that has an unplanned impact on the incentive payout. Adjustments, if any, may have either a negative or positive effect on the incentive payout earned by a participant.

RIGHT TO CONTINUED EMPLOYMENT

Nothing contained in the Plan shall be construed to confer upon any participant the right to continued employment or alter the company’s right to terminate his/her employment at any time.